EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is dated as of January 1, 2025 (the “Effective Date”) by and between Mistras Group, Inc., a Delaware corporation (the “Company”), and Edward J. Prajzner (“Executive”).
Recital:
WHEREAS, immediately prior to the execution and delivery of this Agreement, Executive has been employed by the Company as Senior Executive Vice President and Chief Financial Officer;
WHEREAS, immediately prior to the execution and delivery of this Agreement, Executive’s employment was not governed by a written employment agreement (provided that Executive has been subject to the Company’s Severance Plan and is party to various equity award agreements); and
WHEREAS, this Agreement sets forth the terms and conditions of the Company’s employment of Executive from and after the execution and delivery of this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
1.Employment. The Company shall employ Executive and Executive shall be employed by the Company upon the terms and conditions set forth in this Agreement.
2.Term. Executive’s employment pursuant to this Agreement will commence on the Effective Date and will continue until terminated in accordance with Section 10 hereof.
3.Position and Duties; Full Time Commitment.
(a)Executive shall continue to serve as the Senior Executive Vice President and Chief Financial Officer of the Company, and in this position, Executive will report to, and be subject to the control and direction of, the Company’s President and Chief Executive Officer and carry out such duties and responsibilities as are customarily performed by persons in Executive’s position and such other duties and responsibilities as the Company may reasonably assign to him from time to time. Schedule A attached hereto sets forth some of those duties and responsibilities that the Company currently expects Executive to perform, subject to the Company’s reservation of the right to reasonably change upon reasonable advance written notice to Executive these duties and
[Execution Version]

responsibilities or to reasonably assign to Executive other duties and responsibilities, as well as some of the key expectations of the Company for Executive, consistent with Executive’s position.
(b)Executive agrees to devote his full business time and diligent efforts to the performance of his duties and responsibilities hereunder and in furtherance of the Company’s interests and will not engage in any other employment, consulting or business services; provided that Executive may engage in charitable activities so long as such activities do not interfere with the performance of his duties and responsibilities hereunder.
4.Company Policies. Executive will comply with all written policies of the Company applicable to senior executives of the Company in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, compensation clawbacks and hedging and pledging of securities.
5.Place of Performance. Executive’s principal place of employment will be at the Company’s offices in Princeton Junction, New Jersey; provided, however, that Executive will be required to travel from time to time for business purposes.
6.Salary. Executive’s position with the Company is a full-time exempt position. The Company will pay Executive a salary (the “Base Salary”) at an initial annual rate of $500,000, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. The amount of the Base Salary shall be reviewed on an annual basis by the Company in conjunction with an annual performance assessment of Executive and may be increased or decreased from time to time by the Company.
7.Annual Incentive Awards.
(a)For each calendar year during his employment, Executive will have the opportunity to earn an annual cash incentive award under the Company’s “Executive annual incentive plan” (sometimes referred to as the “Executive annual bonus plan”) applicable to senior executives generally. Executive’s annual incentive target opportunity amount for 2024 and 2025 is 100% of his then Base Salary (with the actual incentive ranging from 0% to 200% of his target opportunity), as approved by the Company’s Compensation Committee , and the amount payable to Executive will be dependent upon the extent to which performance targets established by the Company’s Compensation Committee are or are not achieved for such year. Any annual incentive award that is earned by Executive will be payable consistent with the Company’s regular payroll practices applicable to annual incentive awards for senior executives generally. Except as otherwise provided herein or determined by the Company, payment of any otherwise earned annual incentive award will be conditioned on Executive’s continued employment through the date that annual incentive awards are paid to senior executives generally with respect to the applicable year.
8.Long-Term Equity Incentive Grants.
(a)Reference is hereby made to hereby to the Company’s 2016 Long-Term Incentive Plan (as amended from time to time, the “LTIP”). For 2024 and 2025, Executive’s target award in the form of Performance-Based Restricted Stock Unit Awards (“Performance-Based RSUs”) under the Company’s equity compensation plan for executive officers is based on 125% of his Base

Salary (with actual incentive ranging from 0% to 200% of his target opportunity). For each year thereafter during his employment, Executive will be eligible to receive a grant of performance-based equity, which, as of the Effective Date, is contemplated to be in the form of Performance-Based RSUs under the LTIP or a successor plan. Executive’s performance-based target equity opportunity amount (and range of potential payouts, if any) for each calendar year after 2025 will be set by the Company and will be dependent upon the extent to which performance targets established by the Company are or are not achieved for such year.
(b)Each equity award described herein will be subject to additional terms and conditions, not inconsistent with this Agreement, as specified by the administrator of the applicable equity plan and memorialized in a separate award agreement. Except for special awards which exclude a retirement provision, Executive’s equity awards shall contain a retirement provision similar to existing awards that provide for continued vesting after a voluntary resignation/retirement at age 65 or older.
9.Benefits; Business Expenses.
(a)Executive shall be entitled to participate in Company benefit plans that are generally available to other employees of the Company of similar rank and tenure, in accordance with and subject to the terms and conditions of such plans, as in effect from time to time. These benefits include opportunities to enroll in the Company’s medical, dental, vision, supplemental life insurance and dependent life insurance plans and participation in the Company’s 401(k) Salary Savings plan. Executive is eligible for vacation under the Paid Time Off Policy for Company executives. In addition, as of the date of this Agreement, the Company offers eligible employees basic life insurance, accidental death and dismemberment (AD&D) insurance, short-term and long-term disability insurance and identity theft protection at no additional cost.
(b)The Company will pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities for the Company in accordance with the expense reimbursement policies of the Company, as may be amended from time to time.
(c)For each calendar year during his employment, Executive shall receive an annual vehicle allowance currently set at $10,100 for executive officers, which shall be paid ratably in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Executive acknowledges that (except for “excess business mileage” and parking and toll expenses incurred in business travel-related outside of normal commuting, which shall be reimbursable in accordance with Section 9(b), the annual vehicle allowance is inclusive of all fuel, insurance, maintenance and other costs and expenses associated with his acquisition (whether by lease or otherwise) and maintenance of his selected vehicle and that payments on account of the annual vehicle allowance may result in his receipt of additional taxable income.
10.Termination.
(a)Executive’s employment hereunder shall terminate on the earliest of: (i) on the date set forth in a written notice to Executive from the Company that Executive’s employment with the Company has been or will be terminated, (ii) on the date not less than 30 days following written notice from Executive to the Company that Executive is resigning from the Company, (iii) on the date of Executive’s death, or (iv) on the date set forth in a written notice to Executive from the Company that Executive’s employment is terminated on account of Executive’s Disability (as hereafter defined). Notwithstanding the foregoing, in the event that Executive gives notice of termination to the Company, the Company may unilaterally accelerate the date of termination and such acceleration shall not constitute a termination by the Company for purposes of this Agreement.
(b)Upon cessation of Executive’s employment for any reason, unless otherwise consented to in writing by the Company, Executive will resign immediately upon receipt of written request from the Company from any and all officer, director and other positions Executive then holds with the Company and its affiliates and agrees to execute such documents as may be reasonably requested by the Company to confirm that resignation.
(c)Upon any cessation of Executive’s employment with the Company, Executive will be entitled only to such compensation and benefits as described in Section 11 below.
(d)Executive agrees that, following any cessation of his employment and subject to reimbursement of his reasonable expenses, he will cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive agrees to render such cooperation in a timely manner on reasonable notice from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for Executive’s cooperation so as not to materially interfere with his other professional obligations.
(e)Executive agrees that, upon any cessation of his employment, he will use diligent efforts to deliver to the Company (and will not knowingly retain in his possession or control, or deliver to anyone else) all property and equipment of the Company, including without limitation (i) all keys, books, records, computer hardware, software, cellphones, access cards, credit cards and identification, and (ii) all other Company materials (including copies thereof), including without limitation any records, data, notes, reports, proposals, lists or correspondence.
11.Rights Upon Termination.
(a)Termination without Cause or Resignation for Good Reason. If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined in Section 14) or a resignation by Executive for Good Reason (as defined in Section 14):
(i)the Company shall pay to Executive all accrued and unpaid Base Salary through the date of such cessation of employment at the time such Base Salary would otherwise be paid according to the Company’s usual payroll practices;
(ii)the Company shall pay to Executive any business expenses that were incurred prior to the date of such cessation of employment but not reimbursed and that are otherwise eligible for reimbursement;
(iii)to the extent then unpaid, the Company shall pay to Executive the annual incentive award (if any) earned with respect to the calendar year ended immediately prior to the date of such cessation of employment;

(iv)the Company shall make twenty four (24) monthly severance payments to Executive, with each payment equal to one-twelfth (1/12) of the Base Salary as in effect immediately prior to such cessation of employment (or, if such cessation is due to the Good Reason described in clause (ii) of that definition, the Base Salary in effect immediately prior to such material diminution);
(v)the Company shall pay to Executive a lump sum cash payment equal to a pro rata portion of the annual incentive award, if any, that Executive would have earned for the calendar year of his termination based on achievement of the applicable performance targets for such year (the “Terminal Award”) and, for the avoidance of doubt, if and to the extent that any portion of such achievement is based on subjective or judgmental factors, the Company’s determination of the extent of such achievement (if any) shall be final and binding. The pro-rated portion of the Terminal Award shall be determined by multiplying the Terminal Award by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the calendar year of his termination of employment and the denominator of which is three hundred sixty-five (365). Notwithstanding the foregoing, if the cessation of Executive’s employment with the Company due to a termination by the Company without Cause or a resignation by Executive for Good Reason occurs within ninety (90) days preceding or twelve (12) months after the date of a Change in Control, then in lieu of the foregoing, Executive shall receive a lump sum payment under this clause (v) equal to two (2) times his target bonus opportunity for the calendar year of Executive’s termination of employment. Unless the payment is required to be delayed pursuant to Section 12 below, the payment shall be made on the date that annual incentive awards are paid to similarly situated executives (or if later, the Settlement Date (as defined below)), but in no event later than two-and-a-half months following the end of the calendar year in which Executive’s termination date occurs;
(vi)if, immediately before the cessation of Executive’s employment, Executive participates (other than pursuant to COBRA) in a Company group health plan, then, for the twelve (12) months following the date of such cessation (or, if sooner, if executive becomes eligible to obtain coverage under another employer plan), the Company will provide COBRA continuation coverage under such plan to Executive and his spouse at the Company’s expense, if and to the extent they or either of them shall have elected and shall be entitled to receive COBRA continuation coverage; and Executive shall provide immediate notice to the Company of such election and the date of such entitlement. If Executive is employed with an employer who provides healthcare benefits to its employees, and Executive is eligible to enroll in such healthcare benefits at any time during the severance period, then Company shall no longer cover the cost of COBRA under this section when Executive first becomes eligible for such benefits and Executive shall be responsible for the full cost of COBRA benefits if he continues on COBRA. Executive shall notify the Company if he becomes employed as provided in the previous sentence within 2 weeks of such employment. The Company may impute income to Executive in an amount determined by the Company, in its sole discretion, to the extent the Company determines that such imputation of income is necessary to mitigate the risk of penalties and/or taxes to Executive or the Company, or to otherwise comply with applicable law; and
(vii)Executive will immediately vest in (1) all of the RSUs granted in March 2023 as a special award (the “Special Award”), and that have not vested on such cessation date and (2) any Performance-Based RSUs earned prior to the date of such cessation of employment and that (but for such cessation of employment) are scheduled to vest during (but not after) the eighteen (18) month period following such cessation date and, except as provided in the foregoing clauses (1) and (2), all other unvested and/or unearned Shares and equity-based awards then held by Executive will remain outstanding and held in suspense for ninety (90) days following such termination and (I) if a Change of Control occurs within such ninety (90) day period, then, in such circumstances only, those Shares and equity-based incentive awards shall become fully vested, with any performance-based equity awards then otherwise subject to an open performance period (as of the later of the termination or Change in Control) being deemed earned at the target amount established by the Company in connection with the grant of the applicable performance-based equity awards and (II) if a Change of Control does not occur within such ninety (90) day period, those Shares and equity-based awards shall be forfeited immediately after such 90th day.
(viii)Except as and solely to the extent otherwise provided in this Section 11(a), all compensation and benefits will cease at the time of Executive’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment. The payments and benefits described in this Section 11(a) are in lieu of, and are not in addition to, any other severance arrangements maintained by the Company, including but not limited to severance arrangements in Company plans of applicability to other executives. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 11(a)(iii) - 11(a)(vii) are conditioned on Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of Executive’s cessation of employment, of a general release of claims against the Company and its affiliates in a form and manner satisfactory to the Company (the “Release”) and on Executive’s continued compliance with the provisions of Section 15 below.
(ix)The Release shall not require Executive to release his rights (a) under this Agreement and the equity and equity award agreements referred to herein (except as set forth herein), (b) under any indemnification agreement including without limitation the Indemnification Agreement dated January 5, 2018 (the “Indemnification Agreement”), (c) for any other statutory or other right to indemnification, right to seek unemployment compensation or to workers’ compensation benefits, (d) to COBRA, or (e) other rights which as a matter of law may not be released. The Company shall use commercially reasonable efforts to provide Executive with its proposed form of release not later than ten (10) days after the effective date of Executive’s cessation of employment.
Subject to Section 12 below (to the extent applicable) and provided the Release delivery requirement described above has been timely satisfied: (x) the payment described in Section 11(a)(iii) will be paid on the later of the sixty-fifth (65th) day following Executive’s cessation of employment (the “Settlement Date”) or the date such annual incentive award would have otherwise been paid, absent Executive’s cessation of employment, but in no event later than March 15 of the year following the year to which such annual incentive award relates; and (y) the payments described in Section 11(a)(iv) will commence to be paid on the Settlement Date, provided that the initial payment will include any payments that, but for the above-described timing rule, would have otherwise been paid since the date of Executive’s related cessation of employment.
(b)Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Section 11(a) above (including but not limited to (i) termination by the Company for Cause, (ii) resignation by Executive without Good Reason, or (iii) termination as a result of Executive’s death or Disability (as defined in Section 14), then the Company’s obligation to Executive will be limited solely to (A) the payment of accrued and unpaid Base Salary through the date of such cessation of employment, (B) payment of any business expenses that were previously incurred but not reimbursed and are otherwise eligible for reimbursement, and (C) solely in the case of termination due to Executive’s death or Disability, the unvested Special Award shall immediately vest and to the extent then unpaid, the Company shall pay the annual incentive award (if any) earned with respect to the calendar year ended immediately prior to the date of such death or Disability. Except as otherwise provided in the previous sentence , by the Indemnification Agreement and/or by COBRA, all compensation and benefits will cease at the time of such cessation of employment and the Company will have no further liability or obligation by reason of such termination; and, for the avoidance of doubt, all unvested and/or unearned equity and equity-based awards then held by Executive will be forfeited except to the extent determined otherwise by the Committee. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding, an employee benefit plan or arrangement of the Company in accordance with the terms of such insurance contract.
(c)Retirement Vesting. Nothing in this Agreement supersedes any provision in any existing or future equity award that provides for continued vesting of awards upon a retirement as provided in the award agreement.
12.Section 409A.
(a)The parties intend for this Agreement to comply with or be exempt from Section 409A of the Code, and all provisions of this Agreement will be interpreted and applied accordingly. Nonetheless, the Company does not guaranty the tax treatment of any compensation payable to Executive.
(b)Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 11(a) or 11(b)(ii) above will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.
(c)Notwithstanding anything in this Agreement to the contrary, to the extent an expense, reimbursement or in-kind benefit provided to Executive pursuant to this Agreement or otherwise constitutes a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
13.Section 280G. Notwithstanding any contrary provision of this Agreement (or any plan, policy, agreement or other arrangement covering Executive), if any payment, right or benefit paid, provided or due to Executive, whether pursuant to this Agreement or otherwise (each, a “Payment,” and collectively, the “Total Payments”), would subject Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax, but only if (i) the amount of such Total Payments, as so reduced, is greater than or equal to (ii) the amount of such Total Payments without reduction (in each case, determined by the Company on an after-tax basis). Any reduction of the Total Payments required by this paragraph will be implemented by determining the Parachute Ratio (as defined below and determined by the Company) for each Payment and then by reducing the Payments in order, beginning with the Payment with the highest Parachute Ratio. For Payments with the same Parachute Ratio, later Payments will be reduced before earlier Payments. For Payments with the same Parachute Ratio and the same time of payment, each Payment will be reduced proportionately. For purposes of this paragraph, “Parachute Ratio” means a fraction, (x) the numerator of which is the value of the applicable Payment, as calculated for purposes of Section 280G of the Code, and (y) the denominator of which is the economic value of the applicable Payment.
14.Certain Definitions. For purposes of this Agreement:
(a)“Cause” means any of the following: (i) failure of Executive to perform his material duties and responsibilities to the Company (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Company; (ii) material misconduct by Executive in connection with the performance of his duties and responsibilities to the Company, including, without limitation, a breach of fiduciary duties or a misappropriation of funds or property; (iii) the commission by Executive of any felony; (iv) the commission by Executive of a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (v) any conduct by Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates; (vi) a material breach by Executive of any agreement with the Company or its affiliates, which breach is not cured (if curable) within thirty (30) days after the delivery of written notice thereof (provided that if any such agreement includes a cure period and if such cure period is less than thirty (30) days, such shorter cure period shall apply); (vii) a material violation by Executive of the Company’s written employment policies, which violation is not cured (if curable) within thirty (30) days after the delivery of written notice thereof (provided that if any such policies include a cure period and if such cure period is less than thirty (30) days, such shorter cure period shall apply); or (viii) Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed in writing by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials Executive knew or should have reasonably known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. In regard to each of those clauses in this definition of “Cause” that afford Executive a “cure right,” such cure right shall apply solely to the first failure, breach or violation by Executive that gives rise to the cure right and shall not apply to any repeat or subsequent failure, breach or violation involving similar actions or omissions, whether or not related to the first failure, breach or violation. For avoidance of doubt, a termination of Executive’s employment due to his Disability will not constitute a termination without Cause.
(b)“Change in Control” has the meaning given to this term in the LTIP.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Disability” means a condition entitling Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to Executive, “Disability” will mean Executive’s inability to perform his duties under this Agreement due to a mental or physical condition (other than alcohol or substance abuse) that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for 120 days in any 180 consecutive-day period. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”
(e)“Good Reason” means: (i) a reduction in the Base Salary that exceeds ten percent (10%) of the Base Salary as in effect immediately prior to the reduction (excluding, however, the impact of across-the-board salary reductions similarly affecting other senior executives of the Company); (ii) a reduction in Executive’s target bonus opportunity that exceeds ten percent (10%) of the target bonus opportunity as in effect immediately prior to the reduction (excluding, however, (A) the impact on the target bonus opportunity of any reduction in Base Salary that does not give rise to “Good Reason” hereunder, and (B) the impact of across-the-board target bonus reductions similarly affecting other senior executives of the Company); (iii) a Company-mandated relocation of Executive’s principal place of employment to a location that is more than 50 miles from Princeton Junction, New Jersey; (iv) the assignment to Executive of non-executive duties, an adverse change in Executive’s title, or a requirement that Executive report to anyone other than the Chief Executive Officer, President, Board or its Chairperson; or (v) any other material breach of this Agreement by the Company; provided, however, that no such event will constitute Good Reason unless (x) Executive provides the Company with written objection to such event within 30 days after the initial occurrence thereof, (y) such event is not reversed or corrected by the Company within 30 days of its receipt of such written objection, and (z) Executive separates from service within 30 days following the expiration of that cure period.
15.Restrictive Covenants.
(a)Access to Secret and Confidential Information. The Company has furnished and shall furnish to Executive secret and confidential information with respect to the Company and its affiliates (collectively “Secret and Confidential Information”), to which Executive would not otherwise have access and of which Executive would not otherwise have knowledge. Secret and Confidential Information includes, without limitation, technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by Executive alone, with other or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company or any of its affiliates requires to be maintained in confidence for its or their continued business success.
(b)
(c)Non-Disclosure of Secret and Confidential Information.
(i)Executive shall not, during the period of his employment with the Company or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Secret and Confidential Information, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Company or as required by court order, law or subpoena, or other legal compulsion to disclose, it being understood that information that is known generally in the industry or is otherwise available to the public (other than as a result of a violation of Executive’s obligation under this Section 15) shall not be considered Secret and Confidential Information.
(ii)Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(iii)Similarly, notwithstanding anything herein to the contrary, Executive understands that this Agreement will not (1) prohibit him from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by the Company of any such report; provided that, Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.
(d)Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company for any reason, Executive shall diligent efforts to promptly return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Executive’s possession or control, whether prepared by Executive or others. If at any time after the termination of employment, Executive determines that he has any Secret and Confidential Information in his possession or control, Executive shall immediately return to the Company all such Secret and Confidential Information, including all copies and portions thereof.
(e)Inventions. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the term of his employment, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive shall take all actions necessary so that the Company can prepare and present applications for copyright or letters patent therefor, and can secure such copyright or letters patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive shall be bound by all such obligations and restrictions and take all action necessary to discharge the obligations of the Company.
(f)Non-Solicitation and Non-Competition Restrictions. To protect the Company’s Secret and Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, Executive will be subject to the following restrictive covenants during and for the stated period following the termination of his employment.
(i)Non-Competition. For one (1) year following the cessation of Executive’s employment with the Company for any reason, Executive shall not, without the prior written consent of the Company, knowingly or intentionally (1) personally engage in Competitive Activities (as defined below) or (2) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that Executive’s purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph so long as such equity interest in any such company is not more than 2% of the value of the outstanding stock or 2% of the outstanding voting securities of said publicly traded company. For the avoidance of doubt, this Section 15(e)(i) shall not prohibit Executive from being employed by, or providing services to, a consulting firm, provided that Executive does not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any person entity affiliated with such individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities.
(ii)Competitive Activities. For the purposes hereof, the term “Competitive Activities” means activities relating to products or services of the same or similar type as the products or services which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or any affiliate. Notwithstanding the previous sentence, an activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services does not overlap with the geographic marketing area for the applicable products and services of the Company and its affiliates.
(iii)Interference With Business Relations. For two (2) years following the termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, knowingly or intentionally, directly or indirectly: (1) recruit, induce or solicit any individual who is or who, within the preceding six (6) months, was a non-clerical employee of the Company (including any of its subsidiaries) for employment or for retention as a consultant or service provider, or hire any such individual; or (2) solicit or induce any client, customer, or prospect of the Company (including any subsidiary of the Company) (x) to cease being, or not to become, a customer of the Company (or any such subsidiary), or (y) to divert any business of such customer or prospect from the Company (or any such subsidiary).
(g)Reformation. If a court concludes that any time period and/or the geographic area specified in Section 15(e) is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, as the case may be, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.
(h)Remedies. Executive acknowledges and agrees that, in view of the nature of the Company’s business, the restrictions contained in this Section 15 of the Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the other remedies specified in this Agreement and/or the recovery of money damages, attorneys' fees, and costs. These covenants and restrictions shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.
(i)Severability. Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Section 15 is invalid, unenforceable or void, this determination shall not have the effect of invalidating the remainder of the paragraph, sentence or any other provision of this Section 15. Further, it is intended that the court should construe this Section 15 by limiting and reducing it only to the extent necessary to be enforceable under then applicable law, taking into account the intent of the parties.
(j)Future Employment. If, before the expiration of the period covered by Section 15(e)(iii) hereof, Executive seeks or is offered employment or engagement by any other company, firm, person or entity, Executive shall provide a copy of this Section 15 to the prospective service recipient before accepting employment with that prospective employer.
16.No Duty to Mitigate. Except as otherwise specifically provided herein, Executive’s entitlement to payments or benefits upon or following the termination of his employment will not be subject to mitigation or a duty to mitigate by Executive.
17.No Conflicting Agreements. Executive represents and warrants that he is not a party to or otherwise bound by any agreement or restriction that could conflict with, or be violated by, the performance of his duties to the Company or his obligations under this

Agreement. Executive will not use or misappropriate any intellectual property, trade secrets or confidential information belonging to any third party.
18.Taxes. All compensation payable to Executive is subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Executive hereby acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive not make any claim against the Company or its board of directors related to tax liabilities arising from his compensation.
19.Entire Agreement; Assignment; Amendment.
(a)This Agreement, including the exhibits, schedules, the Indemnification Agreement, and other documents referred to herein, constitutes the final and entire agreement of the parties with respect to the matters covered hereby and supersedes any prior and/or contemporaneous agreements, discussions, negotiations, representations or understandings (whether written, oral or implied) relating to the subject matter hereof.
(b)The rights and obligations of Executive hereunder are personal and may not be assigned. The Company may assign this Agreement, and its rights and obligations hereunder, to any entity to which the Company transfers substantially all of its assets (or an affiliate thereof). Notwithstanding any other provision of this Agreement, any such assignment of this Agreement by the Company will not entitle Executive to severance benefits under Section 11(a) or otherwise, provided that the assignee assumes all of the obligations of the Company hereunder.
(c)This Agreement may be amended or modified only by a written instrument signed by a duly authorized officer of the Company and Executive.
20.Arbitration. In the event of any dispute under the provisions of this Agreement or otherwise regarding Executive’s employment or compensation (other than a dispute in which the primary relief sought is an injunction or other equitable remedy, such as an action to enforce compliance with Section 15), the parties shall be required to have the dispute, controversy or claim settled by arbitration in Princeton Junction, New Jersey in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential. Any award entered by the arbitrators will be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. Each party will be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and will share equally the fees of the arbitrator except as provided for in Section 15(g) and except that the arbitrator may award the prevailing party fees, costs and expenses.
21.Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by e-mail or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered: (a) if to Executive, at the most recent address contained in the Company’s personnel files; (b) if to the Company, to the attention of its Legal Department at the address of its principal executive office; or (c) or at such other address as may have been furnished by such person in writing to the other party. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, e-mailed or faxed, on the date received, if given by registered or certified mail, return receipt requested or by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.
22.Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement.
23.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without regard to its choice of law provisions.
24.Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
[Signature Page Follows]

This Agreement has been executed and delivered on the date first above written.
MISTRAS GROUP, INC.

By:
Name:     Manuel N. Stamatakis
Title: Chairman

EXECUTIVE

Edward J. Prajzner

Exhibit A

Duties and Responsibilities

The foregoing are subject to change as determined by the Company’s CEO and/or Board of Directors, in a manner consistent with Executive’s position as well as being an executive officer of the Company.

The CFO will directly and/or through staff, manage the following areas of responsibility:

•Provide leadership in the development for the continuous evaluation of short and long-term strategic financial objectives.
•Direct and oversee all aspects of the Finance & Accounting functions of the organization.
•Providing timely and accurate analysis of budgets, financial trends and forecasts.
•Evaluate and advise on the impact of long range planning, introduction of new programs/strategies and regulatory action.
•Provide executive management with advice on the financial implications of business activities.
•Manage processes for financial forecasting, budgets and consolidation and reporting to the Company.
•Provide recommendations to strategically enhance financial performance and business opportunities.
•Ensure that effective internal controls are in place and ensure compliance with GAAP and applicable federal, state and local regulatory laws and rules for financial and tax reporting.
•Work in conjunction with Chairman and the Board to manage the Investor Relations process, including relationship building and communications with analysts, attending conferences and planning road shows.
•Provide data and reporting that enhances the knowledge all business units.
•Be responsible for performance of operational due diligence assessments internally and externally including SOX compliance programs.
•Responsible for capital markets and capital structure/strategy as approved by the Board.
•Work with investors, analysts, banks and rating agencies.
•Maintain a strong advisory relationship with President and CEO, Chairman and Board of Directors.